Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-182476

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 31, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated July 20, 2012)

SHARES OF SERIES A 8% CONVERTIBLE PREFERRED STOCK SERIES D WARRANTS TO PURCHASE             SHARES OF PREFERRED STOCK

We are offering up to                  shares of our Series A 8% convertible preferred stock (the “Preferred Stock”), par value $.001 per share, together with Series D Warrants to purchase up to                  shares of our Preferred Stock. We refer to the Series D Warrants, as the “Warrants.” Each share of Preferred Stock will be convertible into                  shares of our common stock, $.001 per share (“Common Stock”), subject to adjustment. For each share of Preferred Stock we initially issue in this offering, we will also issue Warrants to purchase up to                  shares of Preferred Stock. The Series D Warrants have an exercise price of $         per share, subject to adjustment, and expire five years after their issuance. The shares of Preferred Stock and Warrants will be issued separately.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “PVCT.OB.” On August 30, 2012, the last reported sale price of our Common Stock was $0.73 per share.

No public market currently exists for our Preferred Stock. Our Preferred Stock will be listed on the Nasdaq Capital Market under the symbol “PVCTP.” There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and in the accompanying prospectus for a discussion of matters that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions [1]	$	$	$
Proceeds, before expenses, to us	$	$	$

[1]

Does not include a corporate finance fee in the amount of 1% of the gross proceeds payable to the representative of the underwriters. See “Underwriting” on page S-26 of this prospectus supplement for a description of the compensation to be received by the underwriters.

We have granted the underwriters a 45-day option to purchase up to                  additional shares of Preferred Stock and/or additional Warrants to purchase up to                  shares of Preferred Stock from us at the public offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

We estimate the expenses of this offering, excluding underwriting discounts and commissions and the corporate finance fee, will be approximately $                .

The underwriters expect to deliver the shares against payment on or about                 , 2012.

Maxim Group LLC

The date of this prospectus supplement is                 , 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. To the extent there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, referred to herein as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell separately or together in one or more combinations from time to time in one or more offerings, Common Stock, Preferred Stock, warrants, or units.

We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference” beginning on page S-31 of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus that we may provide to you. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell our Preferred Stock or the Warrants (or shares of Common Stock issuable upon conversion of the Preferred Stock or shares of Preferred Stock issuable upon exercise of Warrants) in any jurisdiction where the offer and sale is not permitted, and this document may only be used where it is legal to sell these securities. You should not assume that any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Provectus,” “Provectus Pharmaceuticals,” “we,” “us,” “Company” or similar references mean Provectus Pharmaceuticals, Inc. and our subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement, including documents that we subsequently file with the SEC prior to the completion of the offering, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement regarding our business strategy, future operations, projected financial position, potential strategic transactions, proposed distribution channels, projected sales growth, proposed new products, estimated future revenues, cash flows and profitability, projected costs, potential sources of additional capital, future prospects, future economic conditions, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement and the accompanying prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 10-K, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement.

ABOUT PROVECTUS PHARMACEUTICALS

Business Information

We are a development stage pharmaceutical company focused on developing, licensing and commercializing prescription drugs, medical devices and over-the-counter pharmaceutical products in the fields of dermatology and oncology. Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in prescription drugs, medical devices and over-the-counter products categories. The portfolio includes technologies for treating cancer and serious skin diseases, developing novel cancer medical devices, enhancing contrast in medical imaging, improving signal processing during biomedical imaging, and enhancing production of biotechnology products.

Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs. Our medical device systems include therapeutic and cosmetic lasers, while our over-the-counter products address markets primarily involving skincare applications. Because our prescription drug candidates and medical device systems are in the early stages of development, they are not yet on the market and there is no assurance that they will advance to the point of commercialization.

Corporate Information

Provectus Pharmaceuticals, Inc., formerly known as “Provectus Pharmaceutical, Inc.” and “SPM Group, Inc.,” was incorporated under Colorado law on May 1, 1978. SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to “Provectus Pharmaceutical, Inc.” and reincorporated in Nevada in preparation for a transaction with Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation, which we refer to as PPI. On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical. As a result, holders of 6,680,000 shares of Common Stock of Provectus Pharmaceutical exchanged their shares for all of the issued and outstanding shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to “Provectus Pharmaceuticals, Inc.,” and PPI became a wholly-owned subsidiary of Provectus.

On November 19, 2002, we acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging our subsidiary PPI with and into Valley and naming the surviving corporation “Xantech Pharmaceuticals, Inc.” Through this acquisition, we acquired our most important intellectual property, including issued U.S. patents and patentable inventions for the development of dermatology and oncology prescription drugs, medical devices and over-the-counter pharmaceutical products and for the preparation of human and animal vaccines, diagnosis of infection diseases and enhanced production of genetically engineered drugs.

On December 5, 2002, we acquired the assets of Pure-ific L.L.C., a Utah limited liability company, and created a wholly-owned subsidiary, Pure-ific Corporation, to operate that business. We acquired the product formulations for Pure-ific personal sanitizing sprays, along with the “Pure-ific” trademarks.

Provectus has the following six wholly-owned subsidiaries: Xantech Pharmaceuticals, Inc.; Provectus Biotech, Inc.; Provectus Devicetech, Inc.; Provectus Imaging, Inc.; IP Tech, Inc.; and Provectus Pharmatech, Inc. Provectus has designated all of its subsidiaries as non-core except for Provectus Pharmatech, Inc., which owns the patented technologies for its prescription drug product candidates for the treatment of cancer and serious skin diseases. The non-core subsidiaries own patented technologies for a range of other products that are intended to be further developed and licensed. We intend to sell a majority stake of the underlying assets of each non-core subsidiary. This transaction would likely be accomplished through a non-core spin-out process which would enable each non-core subsidiary to become a separate publicly held company. Each new public entity could then raise funds without diluting the ownership of the then current stockholders of the Company. On December 15, 2011, we concluded a private offering of securities of one of our subsidiaries, Pure-ific Corporation, pursuant to which we issued 3,333,335 shares of Common Stock of Pure-ific Corporation. Upon completion of the offering, we commenced the process to facilitate this spin-out transaction.

We manage Provectus and our subsidiaries on an integrated basis. Our principal executive offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, telephone (866) 594-5999.

SUMMARY OF THE OFFERING

Securities offered	shares of our Preferred Stock, par value $.001 per share, together with Series D Warrants to purchase up to shares of our Preferred Stock (and the shares of Common Stock issuable from time to time upon conversion of the Preferred Stock). The purchase price of our Preferred Stock, together with the accompanying warrants, is $ per share (the “Purchase Price”). We refer to the Series D Warrants as the “Warrants.”

Series D Warrants	For each share of Preferred Stock we initially issue in this offering, we will also issue Warrants to purchase up to shares of our Preferred Stock. The Warrants have an exercise price of $ per share, subject to adjustment, and expire five years after their issuance. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system.

Dividend Rights	Dividends on the Preferred Stock will accrue at an annual rate of 8% of the Purchase Price and will be payable on a quarterly basis. We may elect to satisfy our obligation to pay quarterly dividends either in cash or by distribution of shares of our Common Stock. For the foreseeable future, we anticipate paying the dividends by distribution of shares of our Common Stock. The number of shares of Common Stock payable in satisfaction of dividend obligations will be equal to the quotient of amount of the cash dividend per share of Preferred Stock divided by the market price determined as of the dividend payment date. The market price for calculation of shares of Common Stock issuable in satisfaction of dividends will be the volume-weighted average price of Common Stock for the 15 trading days immediately preceding such date. The dividend rights of the holders of the Preferred Stock will rank on parity with the rights of the holders of our 8% Convertible Preferred Stock, par value $.001 per share (“8% Convertible Preferred Stock”).

Liquidation Preference

Upon our voluntary or involuntary liquidation, winding-up or dissolution, the holders of the Preferred Stock will be entitled to receive out of our assets cash in an amount equal to the Purchase Price, subject to adjustment, plus all accrued and unpaid dividends on shares of the Preferred Stock before any payment or distribution is made on the Common Stock or our other capital stock ranking junior to the Preferred Stock. The holders of the Preferred Stock will have the same liquidation preferences as the holders of our 8% Convertible Preferred Stock. If our assets are insufficient to pay full preferential amount, then the holders of the Preferred Stock will share in the distribution pro rata. Holders of the Preferred Stock will be entitled to exercise their right to convert the Preferred Stock into Common Stock prior to the distribution upon liquidation. A merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of our assets are sold will be treated as a liquidation for purposes of the liquidation preference (such event, a “Deemed Liquidation Event”).

Voting Rights	On all matters for which the holders of Common Stock are entitled to vote, the Preferred Stock will entitle its holders to vote together with the holders of Common Stock, and not as a separate class, on an as-converted basis, except as otherwise required by Nevada law. In the event that the conversion price of the Preferred Stock is less than the closing bid price of the Common Stock as reported on the OTC Bulletin Board immediately preceding the pricing of the offering, then, solely for purposes of determining the voting rights of the Preferred Stock, the number of shares of Common Stock the holder of the Preferred Stock may vote on an as-converted basis shall be reduced to the number of whole shares, rounded down, that is obtained by dividing the original issue price of the Preferred Stock by the closing bid price of the Common Stock as reported on the OTC Bulletin Board immediately preceding the pricing of the offering, which reduction shall not be subject to adjustment pursuant to the anti-dilution provisions of the Preferred Stock or otherwise.

So long as at least 25% of the originally-issued shares of Preferred Stock are outstanding, we may not, without the consent or affirmative vote of the holders of at least a majority of the then outstanding Preferred Stock, take action that (i) creates any new class or series of equity securities or any other security convertible into equity securities ranking senior to the Preferred Stock with respect to redemption, voting, dividends, or liquidation rights, (ii) amend, alter, or repeal any provision of our restated articles of incorporation or bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (iii) declare or pay a dividend or distribution on any of our securities prior to payment of the dividends on the Preferred Stock, or (iv) approve a Deemed Liquidation Event.

Conversion	At the option of the holder of Preferred Stock, each share of Preferred Stock shall be convertible into shares of Common Stock, subject to adjustment.

At our option, but only after such time that the volume-weighted average price of Preferred Stock exceeds $ and the average daily trading volume exceeds 100,000 shares for 30 consecutive trading days, we may convert all or a portion of the outstanding Preferred Stock into shares of Common Stock. Each share of Preferred Stock will be convertible into shares of Common Stock, subject to adjustment.

The number of shares of Common Stock issuable on conversion will be adjusted for, among other things, stock splits, dividends, distributions, recapitalizations and other similar transactions.

Redemption	At the option of the Company, but only after such time that the volume-weighted average price of Preferred Stock exceeds $ and the average daily trading volume exceeds 100,000 shares for 30 consecutive trading days, the Company may redeem all or a portion of the outstanding Preferred Stock at the original purchase price, plus all accrued and unpaid dividends on shares of the Preferred Stock. Prior to the date of redemption, each holder of Preferred Stock being redeemed may elect to convert its Preferred Stock, in whole or in part, to Common Stock as described above.

Anti-Dilution	The Certificate of Designation of the Preferred Stock provides “full-ratchet” anti-dilution protection to the shares of Preferred Stock. If we issue or are deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $ per share, then the conversion price of the Preferred Stock will be reduced, concurrently with such issue, to the consideration per share received by us for such issue or deemed issue of the additional shares of Common Stock. The following issuances will not be considered an “issuance” or “deemed issuance” of Common Stock:

•	shares of Common Stock, options or convertible securities issued as a dividend or distribution on the Preferred Stock or 8% Convertible Preferred Stock;

•	shares of Common Stock, options or convertible securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

•

shares of Common Stock or options issued to employees, directors, consultants or advisors to the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by our board of directors;

•

shares of Common Stock or convertible securities actually issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of convertible securities outstanding on the date of issuance of the Preferred Stock;

•

shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by our board of directors;

•

shares of Common Stock, options or convertible securities issued to suppliers or third party service providers in connection with the provision of goods and services pursuant to transactions approved by our board of directors;

•

shares of Common Stock, options or convertible securities issued pursuant to the acquisition of another corporation by way of merger, the purchase of substantially all of the assets of such corporation, or other reorganization or to a joint venture agreement as approved by our board of directors; or

•

shares of Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by our board of directors.

The warrants provide “full-ratchet” anti-dilution protection for a period of five years after the first issuance of Preferred Stock. If we issue or are deemed to have issued additional rights, options or warrants to subscribe for, purchase or otherwise acquire Preferred Stock or convertible securities without consideration or for a consideration per share less than the applicable exercise price, which is initially per share, then the exercise price of the warrants will be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the additional rights, options or warrants. The issuances listed in bullet points above will not be considered an “issuance” or “deemed issuance” of additional rights, options or warrants to subscribe for, purchase or otherwise acquire Preferred Stock or convertible securities.

Beneficial Ownership	The right of holders of Preferred Stock and Warrants to convert the Preferred Stock (including the Preferred Stock issued upon exercise Warrants) for Common Stock will be subject to a 4.99% limitation. A holder of Preferred Stock or Warrants may increase the ownership limitation percentage to 9.99% effective the 61st day after providing notice of such increase to us in writing. Holders of Preferred Stock and Warrants shall not have the right to convert Preferred Stock (including the Preferred Stock issued upon exercise Warrants) if such conversion would result in such holder (together with such holder’s affiliates) beneficially owning more than the ownership limitation percentage immediately after giving effect to such conversion.

Common Stock outstanding before this offering	Before this offering, 112,924,647 shares of our Common Stock were outstanding as of June 30, 2012.

Unless the context requires otherwise, all share and per-share Common Stock information in this prospectus supplement assumes that 112,924,647 shares of our Common Stock were outstanding before this offering. The number of outstanding shares of our Common Stock excludes shares that may be issued upon the exercise or conversion of the following securities as of June 30, 2012:

•	shares of our Common Stock issuable upon conversion of the Preferred Stock issued in this offering;

•	shares of our Common Stock issuable upon conversion of the Preferred Stock issued upon exercise of Warrants issued in this offering;

•	15,140,956 shares of our Common Stock issuable upon exercise of stock options outstanding as of June 30, 2012;

•	19,750,00 shares of our Common Stock reserved for future issuance under our 2012 Stock Plan, as amended;

•	24,432,814 shares of our Common Stock issuable upon exercise of warrants to purchase our Common Stock outstanding as of June 30, 2012; and

•	3,431,665 shares of our Common Stock reserved for issuance upon conversion of 3,431,665 shares of our 8% Convertible Preferred Stock, par value $.001 per share, outstanding as of June 30, 2012.

Preferred Stock and 8% Convertible Preferred Stock outstanding before and after this offering	Before this offering, no shares of the Preferred Stock were outstanding. After this offering, shares of our Preferred Stock will be outstanding.

Before this offering, 3,431,665 shares of our 8% Convertible Preferred Stock were outstanding as of July 16, 2012.

Use of proceeds	Net proceeds will be used solely for general working capital purposes. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

Market for securities	Our Common Stock is quoted on the OTC Bulletin Board under the symbol “PVCT.OB.” Our Preferred Stock will be listed on the Nasdaq Capital Market under the symbol “PVCTP.” There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement for a discussion of matters that you should consider.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus, or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Offering and Ownership of Our Preferred Stock, Common Stock and Warrants

An active trading market for our Preferred Stock may not develop.

Prior to this offering, there has been no public market for our Preferred Stock. We intend to apply for listing of our Preferred Stock on the Nasdaq Capital Market; however, an active trading market for our shares of Preferred Stock may never develop or be sustained following this offering. Accordingly, you may not be able to sell your shares of Preferred Stock quickly or at the market price if trading in our Preferred Stock is not active.

Market volatility may cause our stock price and the value of your investment to decline.

The public offering price for our Preferred Stock was determined through negotiations between the underwriters and us. The public offering price may vary from the market price of our Preferred Stock after the closing of this offering. Investors may not be able to sell their Preferred Stock at or above the public offering price. If a trading market in our Preferred Stock develops, the market will likely be subject to wide fluctuations in price. Regardless of our actual operating performance, the market price for our Preferred Stock may materially decline from time to time. There can be no assurance that you will be able to sell your stock at a time when the market price is greater than what you paid.

We expect that the price of our Preferred Stock will fluctuate substantially, as the market price for the Preferred Stock after this offering will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;

•	ability of our products, if they receive regulatory clearance or approval, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to commercialize our products;

•	our ability to enhance our sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	sales of Preferred Stock or other securities by us or our stockholders in the future;

•	additions or departures of key management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our Preferred Stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our Preferred Stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

Securities analysts may not initiate coverage for our Preferred Stock or may issue negative reports, and this may have a negative impact on the market price of our Preferred Stock.

Securities analysts may elect not to provide research coverage of our Preferred Stock after the completion of this offering. The lack of research coverage may adversely affect the market price of our Preferred Stock. The trading market for our Preferred Stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our Preferred Stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause our Preferred Stock price to decline. This could have a negative effect on the market price of our Preferred Stock.

We have broad discretion in how we use the proceeds of this offering, and we may use the proceeds in ways in which you disagree or in ways that do not enhance the value of our Preferred Stock and Common Stock.

We will have significant discretion in how we use the net proceeds of this offering. We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, investors will be entrusting their funds to our management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will be ultimately applied. It is possible that our use of the net proceeds will not benefit our business or enhance the value of our Preferred Stock or Common Stock.

Upon your exercise of Warrants, our net tangible book value per share of Preferred Stock may be less than the exercise price of Warrants.

Upon exercise of your Warrants, our net tangible book value per share of Preferred Stock may be less than the exercise price of the Warrants, which would result in you experiencing immediate dilution because the per share exercise price of your Warrants would be higher than the net tangible book value per share of the outstanding Preferred Stock at the time of exercise.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited.

There can be no assurance that the price of shares of our Preferred Stock will meet or exceed the exercise price of the Warrants during the exercise period or at any time thereafter.

Unless the price of our Preferred Stock equals or exceeds the exercise price of the warrants at the time of their exercise, you may not be able to exercise the warrants profitably. There can be no assurance that the price of our Preferred Stock will meet or exceed the exercise price of the Warrants during the exercise period or at any time thereafter. The Warrants may be worthless and expire unexercised if the price of our Preferred Stock does not exceed the Warrant exercise price.

Resales of our Preferred Stock and Common Stock by the public following the offering may cause the market price of our Preferred Stock and Common Stock to fall.

The initial issuance of shares of our Preferred Stock and the issuance of shares of our Common Stock upon the conversion of the Preferred Stock (including the Preferred Stock issuable upon exercise of the Warrants) could have the effect of depressing the market price for shares of our Preferred Stock and Common Stock, respectively.

The market price of our Common Stock has been highly volatile due to several factors that will continue to affect the price of our Common Stock.

Our Common Stock has traded as low as $0.67 per share and as high as $1.23 per share since December 31, 2010. We believe that our Common Stock is subject to wide price fluctuations because of several factors, including:

•	absence of meaningful earnings and ongoing need for external financing;

•	a relatively thin trading market for our Common Stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	general volatility of the stock market and the market prices of other publicly-traded companies; and

•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our Common Stock trades on the OTC Bulletin Board, as well as the issuance of warrants or convertible equity or debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our Common Stock. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

Any agreement to sell, or convert debt or equity securities into, our Common Stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell our Common Stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market.

Our Common Stock price is below $5.00 per share and is treated as a “penny stock”, which places restrictions on broker-dealers recommending the stock for purchase.

Our Common Stock is defined as “penny stock” under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules promulgated thereunder. The SEC has adopted regulations that define “penny stock” to include Common Stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

•	broker-dealers must deliver, prior to the transaction a disclosure schedule prepared by the SEC relating to the penny stock market;

•	broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

•	broker-dealers must disclose current quotations for the securities;

•	if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

•

a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer’s account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. If our Common Stock remains subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our stock, which could affect a shareholder’s ability to sell their shares.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase shares of Preferred Stock and Warrants in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of Common Stock from the price per share that you pay. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. See the section entitled “Dilution” below for a more detailed discussion of the dilution associated with this offering.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our Common Stock in the public market following any prospective offering could lower the market price of our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

It is our general policy to retain any earnings for use in our operation.

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

Risk Related to Our Company

We are a development stage company, have no prescription drug products approved for commercial sale, have incurred substantial losses, and expect to incur substantial losses and negative operating cash flow for the foreseeable future.

Our company is a development stage company that has no prescription drug products approved for commercial sale. We have never generated any substantial revenues and may never achieve substantial revenues or profitability. As of June 30, 2012, we have incurred net losses of $114,084,893 million in the aggregate since inception in January 2002. We expect to incur substantial losses and negative operating cash flow for the foreseeable future. We may never achieve or maintain profitability, even if we succeed in developing and commercializing one or more of our prescription drug candidates, OTC products, or non-core technologies. We also expect to continue to incur significant operating expenditures and anticipate that our operating and capital expenses may increase substantially in the foreseeable future as we:

•	continue to develop and seek regulatory approval for our prescription drug candidates PV-10 and PH-10;

•	seek licensure of PV-10, PH-10, our OTC products, and our other non-core technologies;

•	further develop our non-core technologies;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative operating cash flow for the foreseeable future as we fund our operating losses and any future capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our Common Stock.

All of our existing prescription drug candidates are in early stages of development. It may be several years, if ever, until we have a prescription drug product available for commercial resale. If we do not successfully develop and license or commercialize our prescription drug candidates, or sell or license our OTC products or non-core technologies, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

Following this offering, we expect to need additional capital to conduct our operations and commercialize and/or further develop our prescription drug candidates in 2013 and beyond, and our ability to obtain the necessary funding is uncertain.

We estimate that the net proceeds from this offering and our existing capital resources will be sufficient to fund our current and planned operations until                 . However, we expect to need additional capital in 2013 and beyond as we continue to develop and seek commercialization of our prescription drug candidates. We intend to proceed as rapidly as possible with licensure of PH-10 on the basis of our expanding Phase 2 atopic dermatitis and psoriasis results, which were significantly developed in 2011. We potentially may license PV-10 depending on the timing for the optimal deal structure for our stockholders. We intend to also proceed as rapidly as possible with the sale or licensure of our OTC products and other non-core technologies. Although we believe that there is a reasonable basis for our expectation that we will become profitable due to both the licensure of PH-10 and the sale or licensure of our OTC products and non-core technologies, we cannot assure you that we will be able to achieve, or maintain, a level of profitability sufficient to meet our operating expenses.

We have based our estimate of capital needs on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we will continue to operate without any significant staff or other resources expansion. We intend to acquire additional funding through public or private equity or debt financings or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. As discussed in more detail below, additional equity financing could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through licensing or other arrangements, these arrangements may require us to relinquish rights to some of our products, product candidates, and technologies that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of, or eliminate one or more of our programs, any of which could have a material adverse effect on our business and may impair the value of our patents and other intangible assets.

Our prescription drug candidates are at an early stage of development and may never obtain U.S. or international regulatory approvals required for us to commercialize our prescription drug candidates.

We will need approval of the United States Food and Drug Administration, which we refer to as the “FDA,” to commercialize our prescription drug candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our prescription drug candidates in those jurisdictions.

We are continuing to pursue clinical development of our most advanced prescription drug candidates, PV-10 and PH-10, for use as treatments for specific conditions. The continued and further development of these prescription drug candidates will require significant additional research, formulation and manufacture development, and pre-clinical and extensive clinical testing prior to their regulatory approval and commercialization. Pre-clinical and clinical studies of our prescription drug candidates may not demonstrate the safety and efficacy necessary to obtain regulatory approvals. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Pharmaceutical drug and medical device products that appear to be promising at early stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

•	a product may be found to be ineffective or have harmful side effects during subsequent pre-clinical testing or clinical trials,

•	a product may fail to receive necessary regulatory clearance,

•	a product may be too difficult to manufacture on a large scale,

•	a product may be too expensive to manufacture or market,

•	a product may not achieve broad market acceptance,

•	others may hold proprietary rights that will prevent a product from being marketed, and

•	others may market equivalent or superior products.

Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional nonclinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

We do not expect any prescription drug and other product candidates that we are developing to be commercially available without a partner. Our research and product development efforts may not be successfully completed and may not result in any successfully commercialized products. Further, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including withdrawal from the market and, in certain cases, civil or criminal penalties.

Even if we comply with all FDA requests, we cannot be sure that we will ever obtain regulatory clearance for any of our prescription drug or other product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Clinical trials are very expensive, time consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that current or future clinical trials of our prescription drug candidates will take additional years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our submissions or the conduct of these trials.

The results of our clinical trials may not support our claims concerning our prescription drug candidates.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our claims concerning our prescription drug candidates. Success in nonclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and nonclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans or effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay our ability to commercialize our product candidates and generate product revenues. In addition, we anticipate that our clinical trials will involve only a small patient population. Accordingly, the results of such trials may not be indicative of future results over a larger patient population.

Physicians and patients may not accept and use our prescription drug candidates.

Even if the FDA approves our prescription drug candidates, physicians and patients may not accept and use them. Acceptance and use of our prescription drug products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our prescription drug products;

•	cost-effectiveness of our prescription drug products relative to competing products;

•	availability of reimbursement for our prescription drug products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales or licensure of our prescription drug candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

We have no sales, marketing or distribution capabilities for our prescription drug candidates or our OTC products and non-core technologies.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our prescription drug candidates or our OTC products and non-core technologies. Our future success depends, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to proceed as rapidly as possible with licensure of PH-10 on the basis of our Phase 2 atopic dermatitis and psoriasis results, which are in process of being further developed. We have determined that that the most efficient use of our capital in further developing our OTC products is to license the products. There can be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

We cannot be sure that our OTC products or non-core technologies will be licensed or sold in the marketplace.

In order for our OTC products to become commercially successful and our non-core technologies to be further developed, we must license or sell those products and technologies. We have been discussing this strategy with interested groups, though we cannot be sure that we will be successful in licensing or selling such products or technologies.

Competition in the prescription pharmaceutical and biotechnology industries is intense, and we may be unable to succeed if our competitors have more funding or better marketing.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in research efforts related to treatment of dermatological conditions or cancers of the skin, liver and breast, which could lead to the development of products or therapies that could compete directly with the prescription drug and other product candidates, and OTC products that we are seeking to develop and market.

Many companies are also developing alternative therapies to treat cancer and dermatological conditions and, in this regard, are our competitors. Many of the pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

•	research and development;

•	manufacturing;

•	preclinical and clinical testing;

•	obtaining regulatory approvals; and

•	marketing.

Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies, and other public and private research organizations may also conduct research, seek patent protection, and establish collaborative arrangements for research, clinical development, and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the following areas:

•	product efficacy and safety;

•	the timing and scope of regulatory consents;

•	availability of resources;

•	reimbursement coverage;

•	price; and

•	patent position, including potentially dominant patent positions of others.

Since our prescription candidates PV-10 and PH-10 have not yet been approved by the FDA or introduced to the marketplace, we cannot estimate what competition these products might face when they are finally introduced, if at all. We cannot assure you that these products will not face significant competition for other prescription drugs and generic equivalents.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property our business could be harmed.

We may not be successful in securing or maintaining proprietary patent protection for our products and technologies we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can subject us to expensive litigation. Litigation concerning patents, other forms of intellectual property, and proprietary technology is becoming more widespread and can be protracted and expensive and can distract management and other personnel from performing their duties.

We also rely upon trade secrets, unpatented proprietary know-how, and continuing technological innovation to develop a competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

If we are unable to secure or enforce patent rights, trademarks, trade secrets, or other intellectual property, our business, financial condition, results of operations and cash flows could be materially adversely affected. If we infringe on the intellectual property of others, our business could be harmed.

We could be sued for infringing patents or other intellectual property that purportedly cover products and/or methods of using such products held by persons other than us. Litigation arising from an alleged infringement could result in removal from the market, or a substantial delay in, or prevention of, the introduction of our products, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

If we do not update and enhance our technologies, they will become obsolete.

The pharmaceutical market is characterized by rapid technological change, and our future success will depend on our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products based on our technologies, and to commercialize those products. While we believe that our current technology is adequate for our present needs, if we fail to stay at the forefront of technological development, we will be unable to compete effectively. Our competitors are using substantial resources to develop new pharmaceutical technologies and to commercialize products based on those technologies. Accordingly, our technologies may be rendered obsolete by advances in existing technologies or the development of different technologies by one or more of our current or future competitors.

If we lose any of our key personnel, we may be unable to successfully execute our business plan.

Our business is presently managed by four key employees:

•	H. Craig Dees, Ph.D., our Chief Executive Officer;

•	Timothy C. Scott, Ph.D., our President;

•	Eric A. Wachter, Ph.D. our Chief Technology Officer; and

•	Peter R. Culpepper, CPA, MBA, our Chief Financial Officer and Chief Operating Officer.

In addition to their responsibilities for management of our overall business strategy, Drs. Dees, Scott and Wachter are our chief researchers in the fields in which we are developing and planning to develop our prescription drug and other product candidates, and our OTC products. The loss of any of these key employees could have a material adverse effect on our operations, and our ability to execute our business plan might be negatively impacted. Any of these key employees may leave their employment with us if they choose to do so, and we cannot assure you that we would be able to hire similarly qualified employees if any of our key employees should choose to leave.

Because we have only four employees in total, our management may be unable to successfully manage our business.

In order to successfully execute our business plan, our management must succeed in all of the following critical areas:

•	Researching diseases and possible therapies in the areas of dermatology and skin care, oncology, and biotechnology;

•	Developing our prescription drug and other product candidates, and OTC products based on our research;

•	Marketing and selling developed products;

•	Obtaining additional capital to finance research, development, production, and marketing of our products; and

•	Managing our business as it grows.

As discussed above, we currently have only four employees, all of whom are full-time employees. The greatest burden of succeeding in the above areas, therefore, falls on Drs. Dees, Scott, Wachter, and Mr. Culpepper. Focusing on any one of these areas may divert their attention from our other areas of concern and could affect our ability to manage other aspects of our business. We cannot assure you that our management will be able to succeed in all of these areas or, even if we do so succeed, that our business will be successful as a result. We anticipate adding an additional regulatory affairs officer on a consulting basis within several months. While we have not historically had difficulty in attracting employees, our small size and limited operating history may make it difficult for us to attract and retain employees in the future, which could further divert management’s attention from the operation of our business.

USE OF PROCEEDS

We expect to receive approximately $                 million in net proceeds from this offering, or approximately $         million if the underwriter exercises its over-allotment option in full. “Net proceeds” is what we expect to receive after paying the expenses of this offering, including the underwriting discounts and commissions and the corporate finance fee, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting and printing fees.

We intend to use the net proceeds from this offering for general corporate purposes. We cannot estimate precisely the allocation of the net proceeds from this offering. The amounts and timing of the expenditures may vary significantly, depending on numerous factors. Some of these factors include the amount of cash used in our operations, progress of our clinical trials (specifically a Phase 3 metastatic melanoma and a Phase 2 or 2/3 liver study), and other development efforts, including immunology work for both our oncology and dermatology programs to determine the unique immuno-chemoablative characteristics of our respective drug product candidates. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

DILUTION

If you invest in the Preferred Stock and Warrants being offered by this prospectus supplement, you will suffer immediate dilution in the net tangible book value per share of Common Stock. Our net tangible book value as of June 30, 2012 was approximately $4,864,469, or approximately $ 0.043 per share of Common Stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of our total tangible assets less total liabilities, by the number of shares of our Common Stock outstanding on that date.

Dilution in net tangible book value per share represents the difference between the amount per share of Common Stock underlying the Preferred Stock paid by purchasers in this offering and the net tangible book value per share of our Common Stock immediately after this offering. Without taking into account any other changes in the net tangible book value after June 30, 2012 other than to give effect to our receipt of the estimated proceeds from the sale of                  shares of Preferred Stock, or                  shares of Common Stock issuable upon conversion of the Preferred Stock, at an offering price of $         per share, less the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of June 30, 2012, after giving effect to the items above, would have been approximately $        , or approximately $         per share of Common Stock. This represents an immediate increase of $         in net tangible book value per share to our existing stockholders and an immediate dilution of $         per share to purchasers of Preferred Stock and Warrants in this offering. Holders of Warrants issued in this offering who exercise their Warrants may experience dilution if our net tangible value at the time of exercise is less than the exercise price. The following table illustrates this per share dilution:

Public offering price per share of Common Stock underlying the Preferred Stock	$
Net tangible book value per share as of June 30, 2012 before giving effect to this offering		$0.043
Increase in net tangible book value per share attributable to the offering	$
Adjusted net tangible book value per share as of June 30, 2012 after giving effect to this offering	$
Dilution in net tangible book value per share to new investors	$

This discussion of dilution, and the table set forth above, is based on 112,924,647 shares of our Common Stock issued and outstanding as of June 30, 2012 before giving effect to this offering and          shares of Common Stock issued and outstanding as of June 30, 2012 after giving effect to this offering. The foregoing discussion and table assume that none of the following securities have been exercised or converted for or into shares of our Common Stock as of June 30, 2012:

•	shares of our Common Stock issuable upon conversion of the Preferred Stock issued in this offering;

•	shares of our Common Stock issuable upon conversion of the Preferred Stock issuable upon exercise of Warrants issued in this offering;

•	15,140,956 shares of our Common Stock issuable upon exercise of stock options outstanding as of June 30, 2012;

•	19,750,00 shares of our Common Stock reserved for future issuance under our 2012 Stock Plan, as amended;

•	24,432,814 shares of our Common Stock issuable upon exercise of warrants to purchase our Common Stock outstanding as of June 30, 2012; and

•	3,431,665 shares of our Common Stock reserved for issuance upon conversion of 3,431,665 shares of our 8% Convertible Preferred Stock, par value $.001 per share, outstanding as of June 30, 2012.

DESCRIPTION OF SECURITIES

In this offering, we are offering up to          shares of our Series A 8% Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”) together with Series D Warrants to purchase shares of our Preferred Stock.

Series A 8% Convertible Preferred Stock

Our board of directors has authorized for issuance up to                  shares of Preferred Stock having the rights, privileges, preferences and restrictions set forth in the certificate of designation filed with the Nevada Secretary of State on                 , 2012.

The following is a summary of the rights, privileges, preferences and restrictions set forth in the certificate of designation for the Preferred Stock.

Dividends. Dividends on the Preferred Stock accrue at an annual rate of 8% of the original issue price, which is per share, subject to adjustment, and is payable on a quarterly basis. We may elect to satisfy our obligation to pay quarterly dividends either in cash or by distribution of Common Stock. For the foreseeable future, we anticipate paying the dividends by distribution of Common Stock. The number of shares of Common Stock payable in satisfaction of dividend obligations will be equal to the quotient of the amount of the cash dividend per share of Series A 8% Convertible Preferred Stock divided by the market price determined as of the dividend payment date. The market price for calculation of shares of Common Stock issuable in satisfaction of dividends will be the volume-weighted average price of Common Stock for the 15 trading days immediately preceding such date. The dividend rights of the holders of the Preferred Stock will rank on parity with the rights of the holders of the Company’s 8% Convertible Preferred Stock, par value $.001 per share (“8% Convertible Preferred Stock”).

Conversion. Shares of Preferred Stock shall be convertible at the option of their holder into shares of Common Stock. At our option, but only after such time that the volume-weighted average price of Preferred Stock exceeds $         and the average daily trading volume exceeds 100,000 shares for 30 consecutive trading days, we may convert all or a portion of the outstanding Preferred Stock into shares of Common Stock. Each share of Preferred Stock will be convertible into                  shares of Common Stock, subject to adjustment. The number of shares of Common Stock issuable on conversion will be adjusted for, among other things, stock splits, dividends, distributions, recapitalizations and other similar transactions. Our right to convert the outstanding Preferred Stock into shares of Common Stock is suspended for the first six months following the original issuance of the Preferred Stock and during any time in the succeeding six months in which we have failed to satisfy the current information requirements contained in Rule 144(c)(1) of the Securities Act.

Liquidation Preference. Upon our voluntary or involuntary liquidation, winding-up or dissolution, the holders of the Preferred Stock will be entitled to receive out of our assets cash in an amount equal to the original purchase price, subject to adjustment, plus all accrued and unpaid dividends on our Common Stock or other capital stock ranking junior to the Preferred Stock. The holders of the Preferred Stock will have the same liquidation preferences as the holders of the Company’s 8% Convertible Preferred Stock, par value $.001 per share. If our assets are insufficient to pay full preferential amount, then the holders of the Preferred Stock will share in the distribution pro rata. Holders of the Preferred Stock will be entitled to exercise their right to convert the Preferred Stock into Common Stock prior to the distribution upon liquidation. A merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of our assets are sold will be treated as a liquidation for purposes of the liquidation preference. We refer to such an event as a deemed liquidation event.

Voting Rights. On all matters for which the holders of Common Stock are entitled to vote, the Preferred Stock will entitle its holders to vote together with the holders of Common Stock, and not as a separate class, on an as-converted basis, except as otherwise required by Nevada law. In the event that the conversion price of the Preferred Stock is less than the closing bid price of the Common Stock as reported on the OTC Bulletin Board immediately preceding the pricing of the offering, then, solely for purposes of determining the voting rights of the Preferred Stock, the number of shares of Common Stock the holder of the Preferred Stock may vote on an as-converted basis shall be reduced to the number of whole shares, rounded down, that is obtained by dividing the original issue price of the Preferred Stock by the closing bid price of the Common Stock as reported on the OTC Bulletin Board immediately preceding the pricing of the offering, which reduction shall not be subject to adjustment pursuant to the anti-dilution provisions of the Preferred Stock or otherwise. So long as at least 25% of the originally-issued shares of Preferred Stock are outstanding, we may not, without the consent or affirmative vote of the holders of at least a majority of the then outstanding Preferred Stock, take action that (i) creates any new class or series of equity securities or any other security convertible into equity securities ranking senior to the Preferred Stock with respect to redemption, voting, dividends, or liquidation rights, (ii) amend, alter, or repeal any provision of our restated articles of incorporation or bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (iii) declare or pay a dividend or distribution on any of our outstanding securities prior to payment of the dividends on the 8% convertible preferred stock; or (iv) approve a deemed liquidation event.

Redemption. At our option, but only after such time that the volume-weighted average price of Preferred Stock exceeds $         and the average daily trading volume exceeds 100,000 shares for 30 consecutive trading days, we may redeem all or a portion of the outstanding Preferred Stock at the original issue price, plus all accrued and unpaid dividends on shares of the Preferred Stock. Prior to the date of redemption, each holder of Preferred Stock being redeemed may elect to convert its Preferred Stock, in whole or in part, to Common Stock as described above.

Anti-Dilution. Shares of Preferred Stock are entitled to anti-dilution protection after the first issuance of Preferred Stock. If we issue or are deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable conversion price, which is initially          per share, then the conversion price of the Preferred Stock will be reduced, concurrently with such issue, to the consideration per share received by us for such issue or deemed issue of the additional shares of Common Stock. The following issuances will not be considered an “issuance” or “deemed issuance” of additional shares of Common Stock: (i) shares of Common Stock, options or convertible securities issued as a dividend or distribution on the Preferred Stock or 8% Convertible Preferred Stock; (ii) shares of Common Stock, options or convertible securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (iii) shares of Common Stock or options issued to employees, directors, consultants or advisors to the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by our board of directors; (iv) shares of Common Stock or convertible securities actually issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of convertible securities outstanding on the date of issuance of the Preferred Stock; (v) shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by our board of directors; (vi) shares of Common Stock, options or convertible securities issued to suppliers or third party service providers in connection with the provision of goods and services pursuant to transactions approved by our board of directors; (vii) shares of Common Stock, options or convertible securities issued pursuant to the acquisition of another corporation by way of merger, the purchase of substantially all of the assets of such corporation, or other reorganization or to a joint venture agreement as approved by our board of directors; or (viii) shares of Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by our board of directors.

Ownership Limitation. The right of holders of Preferred Stock to convert the Preferred Stock into Common Stock is subject to a 4.99% limitation. A holder of Preferred Stock may increase the ownership limitation percentage to 9.99% effective the 61st day after providing notice of such increase us in writing. Holders of Preferred Stock shall not have the right to convert Preferred Stock if such conversion or exercise would result in such holder (together with such holder’s affiliates) beneficially owning more than the ownership limitation percentage immediately after giving effect to such conversion or exercise.

Warrants

The following is a brief summary of the material terms of the Warrants and is subject in all respects to the provisions contained in the Warrants. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the forms of Warrant being filed with a Current Report on Form 8-K, and reference is made thereto for a complete description of the Warrants.

Together with shares of our Preferred Stock, we are offering Series D Warrants to purchase up to          of the Preferred Stock. The Series D Warrants are referred to as the “Warrants”. The exercise price of the Warrants is $         per share of our Preferred Stock, subject to adjustment. The Warrants are exercisable upon their issuance and expire five years after their issuance. The Warrants are not listed on any national securities exchange and there currently is no public market for the warrants.

The Warrants are exercisable, at the option of each warrant holder, upon delivery of an executed notice of exercise. If at the time of exercise, a registration statement relating to the shares of our Preferred Stock underlying the warrants is not effective, or if the related prospectus is not available for use, then a warrant holder may elect to exercise its Warrants using a net exercise (i.e. cashless exercise) mechanism.

The exercise price of the Warrants will be adjusted in the event of stock splits, reverse stock splits and the like. In the event that the Warrants’ exercise price is adjusted due to stock splits, reverse stock splits, and the like, then the number of shares issuable upon exercise also will be adjusted, such that the aggregate exercise price payable for the adjusted number of underlying shares shall be the same as the aggregate exercise price in effect immediately prior to the adjustment. The Warrants also contain additional anti-dilution provisions such that, subject to certain customary exceptions, in the event of an issuance or deemed issuance by us of our Preferred Stock at a per share price less than the then applicable exercise price, the then applicable exercise price will be reduced to the new issuance price.

If we do not deliver the shares underlying Warrants within three trading days after exercise of such Warrants, and if on or after such third trading day, the warrant holder purchases shares of Preferred Stock to deliver in satisfaction of a sale of the underlying shares by the Warrant holder, then we may be required to either: pay to the warrant holder the amount it paid for shares of Preferred Stock to cover its sale (the “Buy-In Price”); or deliver a stock certificate representing the underlying shares and pay to the warrant holder an amount equal to the difference between the Buy-In Price and the product of (a) the number of shares deliverable upon exercise and (b) the closing sale price of our Preferred Stock immediately preceding our receipt of the exercise notice.

The Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.9% of our Common Stock upon conversion of the Preferred Stock underlying the Warrants.

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Preferred Stock determined according to a formula set forth in the warrant.

The Warrants may be offered for sale, sold, transferred or assigned without our consent. If the Warrants are to be transferred, the holder may surrender the Warrants to us, whereupon we will forthwith issue and deliver upon the order of the holder a new Warrant, registered as the holder may request, representing the right to purchase the number of shares of our Preferred Stock being transferred by the holder and, if less than the total number of shares of our Preferred Stock then underlying the Warrants is being transferred, a new Warrant to the holder representing the right to purchase the number of shares of our Preferred Stock not being transferred.

Except as set forth specifically in the warrants, the holder of Warrants, solely in its capacity as such, is not entitled to vote or receive dividends or deemed to be the holder of share capital of us for any purpose. Notwithstanding the foregoing, the holders of the Warrants have the right to participate in dividends or other distributions of our assets (or rights to acquire our assets) to the same extent that such holder would have participated if such holder held the number of shares of our Preferred Stock underlying such the Warrants at the time of the distribution.

The Warrants contain provisions such that if we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class or series of the shares of our Preferred Stock (the “purchase rights”), the holder of the Warrant is entitled to acquire such purchase rights which the holder could have acquired if the holder had held the number of shares of our Preferred Stock acquirable upon the complete exercise of the holder’s Warrants.

The Warrants contain provisions such that we may not enter into certain fundamental transactions, including a merger or sale of all or substantially all of our assets, unless the successor entity assumes in writing all of our obligations under the Warrants. If certain fundamental transactions occur (such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to our Common Stock or reclassification of our Common Stock), at the holder’s request, we or the successor entity shall purchase the Warrants from the holder for an amount equal to the value of the unexercised portion of the Warrants that remain as of the applicable time of determination based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P.

Common Stock

Under our restated articles of incorporation, we are authorized to issue up to 200,000,000 shares of common stock, par value $.001 per share. As of June 30, 2012, 112,924,647 shares of common stock were issued and outstanding.

Dividends, Voting Rights and Liquidation

Except as required by law or by our restated articles of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. The holders of shares of common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock and preferred stock, voting as a single class, are able to elect all directors. Our restated articles of incorporation do not grant preemptive rights to holders of common stock. The common stock may not be redeemed except upon our consent and the consent of the stockholders, and the common stock is not subject to liability for further calls or to assessments by us.

In the event of our liquidation, dissolution or winding up, holders of our common stock and our preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of issued and outstanding Preferred Stock and 8% convertible preferred stock are entitled to a liquidation preference, whereby they are entitled to receive out of our assets cash in an amount equal to the original issue price of the 8% convertible preferred stock, subject to adjustment, plus all accrued and unpaid dividends on shares of the Preferred Stock and 8% convertible preferred stock before any payment or distribution is made on the common stock. Holders of common stock have no right to convert their common stock into any other securities. A significant portion of our common stock is held in either nominee name or street-name brokerage accounts, and all outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of issued and outstanding Preferred Stock and 8% convertible preferred stock, in addition to any other rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we may issue in one or more offerings in the future. This summary does not purport to be complete and is qualified in its entirety by reference to our restated articles of incorporation and to Nevada law.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2012 and each of the fiscal years ended December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008 and December 31, 2007 are as follows:

	Six Months Ended June 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Ratio of earnings to fixed charges and preferred stock dividend requirements	(1)	(1)	(1)	(1)	(1)	(1)

(1) Earnings were insufficient to cover fixed charges and preferred stock dividend requirements for each period. For the six months ended June 30, 2012, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $8,308,171. For the years ended December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008, and December 31, 2007, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $19,450,699, $18,568,102, $12,338,314, $10,285,571,and $10,033,040, respectively. For each period, there were no preferred stock dividend requirements.

Our ratios of earnings to combined fixed charges and preferred stock dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net loss plus fixed charges. “Fixed charges” consist of interest expense. Interest income is not included in this computation. “Preferred dividends” consist of the amount of pre-tax earnings required to pay dividends on the outstanding 8% convertible preferred stock, which is $0. We pay dividends on the outstanding 8% convertible preferred stock in shares of our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC, as representative of the underwriters, with respect to the shares of Preferred Stock and Warrants, subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of Preferred Stock and corresponding Warrants provided below opposite their name.

Underwriters	Number of Shares of Preferred Stock	Number of Warrants
Maxim Group LLC

Total

The underwriters are offering the shares of Preferred Stock and Warrants, subject to their acceptance of the shares of Preferred Stock and Warrants from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of Preferred Stock and Warrants offered by this prospectus supplement and the related prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Preferred Stock and Warrants if any such shares and Warrants are taken. However, the underwriters are not required to take or pay for the shares of Preferred Stock and/or Warrants covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of                  additional shares of Preferred Stock and/or up to                  additional Warrants to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise their option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Preferred Stock and Warrants offered by this prospectus supplement and the accompanying prospectus.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of Preferred Stock and Warrants to the public at the initial public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share of Preferred Stock and Warrants. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of Preferred Stock and corresponding Warrant to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The Preferred Stock and Warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares and/or warrants.

	Per Share of Preferred Stock and Corresponding Warrant[1]	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option

Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$

[1]	Does not include the corporate finance fee in the amount of 1% of the gross proceeds.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the underwriters for certain out-of-pocket expenses not to exceed $             for all expenses, including attorney’s fees and expenses.

Representative’s Warrant

We have agreed to sell to the representative, for $100, a warrant to purchase up to a total of                  shares of Preferred Stock. The warrants are exercisable at $         per share (110% of the offering price of the Preferred Stock sold in this offering), and may be exercised on a cashless basis, in whole or in part, commencing on the 180-day anniversary of the effective date of this registration statement and terminating on the fifth anniversary of the effective date of this registration statement. The                  shares of Preferred Stock underlying the warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of the registration statement of which this prospectus forms a part. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. We have provided the holders with demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of this registration statement of which this prospectus forms a part with respect to the registration under the Securities Act of 1933, as amended, or the Securities Act, of the securities directly and indirectly issuable upon exercise of the warrants.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price.

Right of First Refusal

For a period of 12 months from the closing of the offering, we have granted the representative of the underwriters the right of first refusal to act as sole lead managing underwriter and sole book runner for any and all future public and private equity and debt financings.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers and directors have agreed, subject to limited exceptions, for a period of one year after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. This one year period may be extended if (1) during the last 17 days of the one year period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the one year period, we announce that we will release earnings results during the 16-day period beginning on the last day of the one year period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the one year period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus supplement and the related prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus supplement and the related prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the related prospectus or the registration statement of which this prospectus supplement and the related prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other

The underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the related prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares and warrants offered hereby are “securities.”

LEGAL MATTERS

Certain legal matters related to the securities offered under this prospectus supplement will be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz PC. Lowenstein Sandler, Roseland, New Jersey, is acting as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the period from January 17, 2002 (inception) to December 31, 2011 and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For more information about us and our securities, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge at the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, March 31, 2012, and June 30, 2012;

•	our Proxy Statement on Schedule 14A filed on April 30, 2012 for our 2012 Annual Meeting of Stockholders; and

•	our Current Reports on Form 8-K filed on July 2, 2012, and May 14, 2012.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed, except for information furnished under Item 2.02 or Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, which are not deemed to be filed and not incorporated by reference herein, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus supplement shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at Provectus Pharmaceuticals, Inc., 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, Attention: Chief Financial Officer or (866) 594-5999.

We also maintain a web site at http://www.pvct.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

PROSPECTUS

PROVECTUS PHARMACEUTICALS, INC.

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

This prospectus relates to common stock, par value $.001 per share, preferred stock, par value $.001 per share, warrants to purchase shares of common stock, and units comprised of common stock, preferred stock, warrants, or any combination thereof that Provectus Pharmaceuticals, Inc. may sell separately or together in one or more combinations from time to time in one or more offerings up to a total public offering price of $100,000,000 (or its equivalent in foreign or composite currencies or currency units) on terms to be determined at the time of sale. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we offer and sell securities, the specific terms of any securities to be offered and the specific manner in which they may be offered will be described in one or more prospectus supplements. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PVCT.OB.” On June 28, 2012, the last reported sale price of our common stock was $0.84 per share. Our principal offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, and our phone number is (866) 594-5999.

The securities covered by this prospectus may be offered and sold directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to herein as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell separately or together in one or more combinations from time to time in one or more offerings, common stock, preferred stock, warrants, or units, collectively referred to herein as the securities, up to a total public offering price of $100,000,000 (or its equivalent in foreign or composite currencies or currency units) on terms to be determined at the time of sale.

Each time we offer securities, we will provide the specific terms of the offering in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference” beginning on page 1 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Provectus,” “Provectus Pharmaceuticals,” “we,” “us,” or similar references mean Provectus Pharmaceuticals, Inc. and our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

This prospectus is part of the Registration Statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge at the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below, which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 14, 2012 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2012 annual meeting of stockholders, filed with the SEC on May 2, 2011);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 9, 2012; and

•	our Current Reports on Form 8-K filed on May 14, 2012.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, which are not deemed to be filed and not incorporated by reference herein, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at Provectus Pharmaceuticals, Inc., 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, Attention: Chief Financial Officer or (866) 594-5999.

We also maintain a web site at http://www.pvct.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

ABOUT PROVECTUS PHARMACEUTICALS

Business Information

We are a development stage pharmaceutical company focused on developing, licensing and commercializing prescription drugs, medical devices and over-the-counter pharmaceutical products in the fields of dermatology and oncology. Through discovery and use of state-of-the-art scientific and medical technologies, the founders of our pharmaceutical business have developed a portfolio of patented, patentable, and proprietary technologies that support multiple products in prescription drugs, medical devices and over-the-counter products categories. The portfolio includes technologies for treating cancer and serious skin diseases, developing novel cancer medical devices, enhancing contrast in medical imaging, improving signal processing during biomedical imaging, and enhancing production of biotechnology products.

Our prescription drug products encompass the areas of dermatology and oncology and involve several types of small molecule-based drugs. Our medical device systems include therapeutic and cosmetic lasers, while our over-the-counter products address markets primarily involving skincare applications. Because our prescription drug candidates and medical device systems are in the early stages of development, they are not yet on the market and there is no assurance that they will advance to the point of commercialization.

Corporate Information

Provectus Pharmaceuticals, Inc., formerly known as “Provectus Pharmaceutical, Inc.” and “SPM Group, Inc.,” was incorporated under Colorado law on May 1, 1978. SPM Group ceased operations in 1991, and became a development-stage company effective January 1, 1992, with the new corporate purpose of seeking out acquisitions of properties, businesses, or merger candidates, without limitation as to the nature of the business operations or geographic location of the acquisition candidate.

On April 1, 2002, SPM Group changed its name to “Provectus Pharmaceutical, Inc.” and reincorporated in Nevada in preparation for a transaction with Provectus Pharmaceuticals, Inc., a privately-held Tennessee corporation, which we refer to as PPI. On April 23, 2002, an Agreement and Plan of Reorganization between Provectus Pharmaceutical and PPI was approved by the written consent of a majority of the outstanding shares of Provectus Pharmaceutical. As a result, holders of 6,680,000 shares of common stock of Provectus Pharmaceutical exchanged their shares for all of the issued and outstanding shares of PPI. As part of the acquisition, Provectus Pharmaceutical changed its name to “Provectus Pharmaceuticals, Inc.,” and PPI became a wholly-owned subsidiary of Provectus.

On November 19, 2002, we acquired Valley Pharmaceuticals, Inc., a privately-held Tennessee corporation formerly known as Photogen, Inc., by merging our subsidiary PPI with and into Valley and naming the surviving corporation “Xantech Pharmaceuticals, Inc.” Through this acquisition, we acquired our most important intellectual property, including issued U.S. patents and patentable inventions for the development of dermatology and oncology prescription drugs, medical devices and over-the-counter pharmaceutical products and for the preparation of human and animal vaccines, diagnosis of infection diseases and enhanced production of genetically engineered drugs.

On December 5, 2002, we acquired the assets of Pure-ific L.L.C., a Utah limited liability company, and created a wholly-owned subsidiary, Pure-ific Corporation, to operate that business. We acquired the product formulations for Pure-ific personal sanitizing sprays, along with the “Pure-ific” trademarks.

Provectus has the following six wholly-owned subsidiaries: Xantech Pharmaceuticals, Inc.; Provectus Biotech, Inc.; Provectus Devicetech, Inc.; Provectus Imaging, Inc.; IP Tech, Inc.; and Provectus Pharmatech, Inc. Provectus has designated all of its subsidiaries as non-core except for Provectus Pharmatech, Inc., which owns the patented technologies for its prescription drug product candidates for the treatment of cancer and serious skin diseases. The non-core subsidiaries own patented technologies for a range of other products that are intended to be further developed and licensed. We intend to sell a majority stake of the underlying assets of each non-core subsidiary. This transaction would likely be accomplished through a non-core spin-out process which would enable each non-core subsidiary to become a separate publicly held company. Each new public entity could then raise funds without diluting the ownership of the then current stockholders of the Company. On December 15, 2011, we concluded a private offering of securities of one of our subsidiaries, Pure-ific Corporation, pursuant to which we issued 3,333,335 shares of common stock of Pure-ific Corporation. Upon completion of the offering, we commenced the process to facilitate this spin-out transaction.

We manage Provectus and our subsidiaries on an integrated basis. Our principal executive offices are located at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931, telephone (866) 594-5999.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our business strategy, future operations, projected financial position, potential strategic transactions, proposed distribution channels, projected sales growth, proposed new products, estimated future revenues, cash flows and profitability, projected costs, potential sources of additional capital, future prospects, future economic conditions, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 10-K, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital and capital expenditures;

•	research and development activities; and

•	the expansion of our business through internal growth or acquisitions.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement related to that offering.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

Each time we offer and sell securities, the applicable prospectus supplement will describe the securities exchange or market on which the securities may be listed or quoted, if any.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2012 and each of the fiscal years ended December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008 and December 31, 2007 are as follows:

	Three Months Ended March 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Ratio of earnings to fixed charges and preferred stock dividend requirements	(1)	(1)	(1)	(1)	(1)	(1)

(1) Earnings were insufficient to cover fixed charges and preferred stock dividend requirements for each period. For the three months ended March 31, 2012, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $4,471,578. For the years ended December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008, and December 31, 2007, earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $19,450,699, $18,568,102, $12,338,314, $10,285,571,and $10,033,040, respectively. For each period, there were no preferred stock dividend requirements.

Our ratios of earnings to combined fixed charges and preferred stock dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net loss plus fixed charges. “Fixed charges” consist of interest expense. Interest income is not included in this computation. “Preferred dividends” consist of the amount of pre-tax earnings required to pay dividends on the outstanding 8% convertible preferred stock, which is $0. We pay dividends on the outstanding 8% convertible preferred stock in shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

We may issue shares of our common stock and preferred stock separately in one or more transactions, together with other securities or separately, as described in each applicable prospectus supplement. We may also offer common stock issuable upon the exercise of warrants, individually or in units with common stock and upon the conversion of convertible preferred stock, individually, or in units with common stock.

The following description of our capital, restated articles of incorporation, and bylaws are only summaries, and we encourage you to review complete copies of these documents. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” and “Incorporation of Documents by Reference” beginning on page 1 of this prospectus.

Governing Law and Organization Documents

Stockholders’ rights and related matters are governed by the laws of the State of Nevada, our restated articles of incorporation, as amended, which we refer to as our articles of incorporation, and our bylaws. Our articles of incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. Our bylaws may be amended by either the affirmative vote of 75% of all shares outstanding and entitled to vote generally in the election of directors or by an affirmative vote of a majority of our directors then holding office.

Common Stock

Under our restated articles of incorporation, we are authorized to issue up to 200,000,000 shares of common stock, par value $.001 per share. As of March 31, 2012, 110,935,981 shares of common stock were issued and outstanding.

Dividends, Voting Rights and Liquidation

Except as required by law or by our articles of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. The holders of shares of common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock and preferred stock, voting as a single class, are able to elect all directors. Our articles of incorporation do not grant preemptive rights to holders of common stock. The common stock may not be redeemed except upon our consent and the consent of the stockholders, and the common stock is not subject to liability for further calls or to assessments by the Company.

In the event of our liquidation, dissolution or winding up, holders of our common stock and our preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of issued and outstanding 8% convertible preferred stock are entitled to a liquidation preference, whereby they are entitled to receive out of our assets cash in an amount equal to the original issue price of the 8% convertible preferred stock, subject to adjustment, plus all accrued and unpaid dividends on shares of the 8% convertible preferred stock before any payment or distribution is made on the common stock. Holders of common stock have no right to convert their common stock into any other securities. A significant portion of our common stock is held in either nominee name or street-name brokerage accounts, and all outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of issued and outstanding 8% convertible preferred stock, in addition to any other rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we may issue in one or more offerings in the future. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and to Nevada law.

Warrants and Options

As of March 31, 2012, we have reserved for issuance 26,120,747 shares of common stock for issuance upon the exercise of outstanding warrants to purchase common stock. As of December 31, 2011, we have reserved for issuance 21,900,837 shares of common stock for issuance upon the exercise of outstanding warrants to purchase common stock with a weighted average exercise price of $1.15 per share. As of March 31, 2012, we have reserved for issuance 14,890,956 shares of common stock for issuance upon the exercise of stock options granted pursuant to our equity incentive plans. As of December 31, 2011, we have reserved for issuance 11,774,289 shares of common stock for issuance upon exercise of stock options with a weighted average exercise price of $0.98 per share.

Preferred Stock

As of March 31, 2012, we have reserved for issuance shares of common stock for issuance upon the conversion of outstanding shares of 8% convertible preferred stock. See “DESCRIPTION OF CAPITAL STOCK – Preferred Stock” beginning on page 8 of this prospectus.

Transfer Agent and Registrar

We have retained Broadridge Corporate Issuer Solutions, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, as the transfer agent for our common stock. Broadridge’s telephone number is (610) 649-7300.

Quotation

Our common stock is quoted on the OTC Bulletin Board under the symbol “PVCT.OB.”

Preferred Stock

Under our articles of incorporation, we are authorized to issue up to 25,000,000 shares of preferred stock, par value $.001 per share, from time to time in one or more series, in any manner permitted by law, as determined from time to time by our board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors.

8% Convertible Preferred Stock

Our board of directors has authorized for issuance up to 13,333,333 shares of 8% convertible preferred stock having the rights, privileges, preferences and restrictions set forth in the certificate of designation filed with the Nevada Secretary of State on March 5, 2010. As of March 31, 2012, 3,431,665 shares of 8% convertible preferred stock were issued and outstanding. Pursuant to their registration rights agreement, the current holders of the 8% convertible preferred stock do not currently have piggyback registration rights pertaining to the common stock underlying these holders’ shares of 8% convertible preferred stock or warrants issued to such holders, and such shares of common stock are not being included in this registration statement.

The following is a summary of the rights, privileges, preferences and restrictions set forth in the certificate of designation for the 8% convertible preferred stock.

Dividends. Dividends on the 8% convertible preferred stock accrue at an annual rate of 8% of the original issue price, which is $0.75 per share, subject to adjustment, and is payable on a quarterly basis. We may elect to satisfy our obligation to pay quarterly dividends either in cash or by distribution of common stock. For the foreseeable future, we anticipate paying the dividends by distribution of common stock. The number of shares of common stock payable in satisfaction of dividend obligations will be equal to the quotient of the amount of the cash dividend per share of 8% convertible preferred stock divided by the market price determined as of the dividend payment date. The market price for calculation of shares of common stock issuable in satisfaction of dividends will be the volume-weighted average price of common stock for the 15 trading days immediately preceding such date.

Conversion. Shares of 8% convertible preferred stock shall be convertible at the option of their holder into shares of common stock. At our option, but only after such time that the volume-weighted average price of our common stock exceeds $2.25 and the average daily trading volume exceeds 150,000 shares for 30 consecutive trading days, we may convert all or a portion of the outstanding 8% convertible preferred stock into shares of common stock. Each share of 8% convertible preferred stock will be convertible into one share of common stock, subject to adjustment. The number of shares of common stock issuable on conversion will be adjusted for, among other things, stock splits, dividends, distributions, recapitalizations and other similar transactions. Our right to convert the outstanding 8% convertible preferred stock into shares of common stock is suspended for the first six months following the original issuance of the 8% convertible preferred stock and during any time in the succeeding six months in which we have failed to satisfy the current information requirements contained in Rule 144(c)(1) of the Securities Act.

Liquidation Preference. Upon our voluntary or involuntary liquidation, winding-up or dissolution, the holders of the 8% convertible preferred stock will be entitled to receive out of our assets cash in an amount equal to the original purchase price, subject to adjustment, plus all accrued and unpaid dividends on our common stock or other capital stock ranking junior to the 8% convertible preferred stock. If our assets are insufficient to pay full preferential amount, then the holders of the 8% convertible preferred stock will share in the distribution pro rata. Holders of the 8% convertible preferred stock will be entitled to exercise their right to convert the 8% convertible preferred stock into common stock prior to the distribution upon liquidation. A merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of our assets are sold will be treated as a liquidation for purposes of the liquidation preference. We refer to such an event as a deemed liquidation event.

Voting Rights. On all matters for which the holders of common stock are entitled to vote, the 8% convertible preferred stock will entitle its holders to vote together with the holders of common stock, and not as a separate class, on an as-converted basis, except as otherwise required by Nevada law. So long as at least 25% of the originally-issued shares of 8% convertible preferred stock are outstanding, we may not, without the consent or affirmative vote of the holders of at least a majority of the then outstanding 8% convertible preferred stock, take action that (i) creates any new class or series of equity securities or any other security convertible into equity securities ranking senior to the 8% convertible preferred stock with respect to redemption, voting, dividends, or liquidation rights, (ii) amend, alter, or repeal any provision of our articles of incorporation or bylaws in a manner that is adverse to the relative rights, preferences, qualifications, limitations or restrictions of the 8% convertible preferred stock, (iii) declare or pay a dividend or distribution on any of our outstanding securities prior to payment of the dividends on the 8% convertible preferred stock; or (iv) approve a deemed liquidation event.

Redemption. At our option, but only after such time that the volume-weighted average price of common stock exceeds $2.25 and the average daily trading volume exceeds 150,000 shares for 30 consecutive trading days, we may redeem all or a portion of the outstanding 8% convertible preferred stock at the original issue price, plus all accrued and unpaid dividends on shares of the 8% convertible preferred stock. Prior to the date of redemption, each holder of 8% convertible preferred stock being redeemed may elect to convert its 8% convertible preferred stock, in whole or in part, to common stock as described above. Our right to redeem the outstanding 8% convertible preferred stock will be suspended for the first six months following the original issuance of the 8% convertible preferred stock and during any time in the succeeding six months in which we have failed to satisfy the current information requirements contained in Rule 144(c)(1) of the Securities Act.

Anti-Dilution. Shares of 8% convertible preferred stock are entitled to anti-dilution protection for a period of five years after the first issuance of 8% convertible preferred stock. If we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $0.75 per share, then the conversion price of the 8% convertible preferred stock will be reduced, concurrently with such issue, to the consideration per share received by us for such issue or deemed issue of the additional shares of common stock.

Ownership Limitation. The right of holders of 8% convertible preferred stock to convert the 8% convertible preferred stock into common stock is subject to a 4.99% limitation. A holder of 8% convertible preferred stock may increase the ownership limitation percentage to 9.99% effective the 61st day after providing notice of such increase us in writing. Holders of 8% convertible preferred stock shall not have the right to convert 8%

convertible preferred stock if such conversion or exercise would result in such holder (together with such holder’s affiliates) beneficially owning more than the ownership limitation percentage immediately after giving effect to such conversion or exercise.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of common stock. Warrants may be issued in one or more series, independently or together with common stock, preferred stock or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

The applicable prospectus supplement and the applicable warrant agreement will describe, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or composite currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	the terms of the common stock purchasable upon exercise of the warrants;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of common stock, preferred stock, warrants, or any combination thereof. Units may be issued in one or more series, independently or together with common stock, preferred stock or warrants, and the units may be attached to or separate from such securities. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units. Below is a description of certain general terms and provisions of the units that we may offer. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively. We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described in this section; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters related to the securities offered under this prospectus and any offerings made pursuant to this prospectus will be passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz PC. If legal matters in connection with any offerings made pursuant to this prospectus are passed upon by counsel other than Baker, Donelson, Bearman, Caldwell & Berkowitz PC, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the period from January 17, 2002 (inception) to December 31, 2011 and for each of the three years in the period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROVECTUS PHARMACEUTICALS, INC.

$

Series A 8% Convertible Preferred Stock

Series D Warrants

PROSPECTUS SUPPLEMENT

, 2012